Exhibit (j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 39 to the registration statement on Form N-1A ("Registration Statement") of our report dated May 27, 2004 to the financial statements and financial highlights which appear in the March 31, 2004 Annual Report to Shareholders of Scudder Massachusetts Tax-Free Fund (a series of Scudder State Tax Free Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm and Reports to Shareholders", "Financial Statements" and "Financial Highlights" in such Registration Statement.



/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
July 27, 2004